CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             THE AUXER GROUP, INC.

THE AUXER GROUP, INC. , a corporation
organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY BERTIFY:

     FIRST: That the Board of Directors of said corporation at a meeting duly convened and held; adopted the following resolution:

     RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

     FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

                     1,000,000,000 common at .001 par value
                     25,000,000 preferred at .001 par value

     SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitlted to vote by written consent given in accordance with th rpovisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Gene Chiarmonte, Jr., President this 3rd day if November A.D. 2000.

                                          /s/ Gene Chiarmonte, Jr.
                                          -------------------------
                                              Gene Chiarmonte, Jr.
                                              President